Exhibit 99.1

Portland, Oregon

December 9, 2004

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.68 PER SHARE FOR THE QUARTER ENDED OCTOBER 31, 2004

Cascade Corporation (NYSE: CAE) today reported earnings of $0.68 per share, fully diluted, for the third quarter ended October 31, 2004.  Approximately $0.57 per share was attributable to net income, and $0.11 was attributable to a gain on the sale of marketable securities and settlement of insurance litigation.  Consolidated and segment financial results for the third quarter are detailed below.

Third Quarter Fiscal 2005 Summary

•                  Summary financial results for the third quarter and results for the comparable quarter of the previous year are outlined below (in thousands, except earnings per share):

Quarter ended October 31,	2004	2003	% Change
Net sales	$96,342	$75,772	27.1%
Gross profit	30,884	24,824	24.4%
%	32.1%	32.8%
SG&A	17,631	15,806	11.5%
Amortization	682	117	—
Insurance litigation recovery	(1,300)	—	—
Environmental expense	155	—	—
Interest expense, net	790	931	(15.1)%
Other expenses	516	126	—
Gain on sale of investment	(1,044)	—	—
Income before tax	13,454	7,844	71.5%
Provision for income taxes	4,763	2,752
Effective tax rate	35%	35%	—
Net income	$8,691	$5,092	70.7%
Earnings per share	$0.68	$0.41	65.9%

•                  Higher sales are primarily the result of strong lift truck markets throughout the world.  In addition the continuing strengthening of foreign currencies against the US dollar contributed to higher sales levels.  Details of the sales increase follows (in millions):

Revenue growth	$15.6	20.5%
Acquisitions	2.1	2.8%
Foreign currency changes	2.9	3.8%
Total	$20.6	27.1%

Excluding the effect of currency changes and acquisitions, revenue growth in North America, Europe and Asia Pacific was 21%, 20% and 18%, respectively, over the prior year’s third quarter.

•                  Consolidated gross profit percentage in the third quarter of 32% was down from 33% in the prior year.  The Company has experienced increasing material costs, primarily steel, throughout the year. The Company has been able to offset the majority of these cost increases to date with sales price increases and surcharges.

•                  The majority of the increase in SG&A was attributable to implementation of Sarbanes-Oxley requirements, SG&A attributable to Roncari Srl, which was acquired late in the third quarter of fiscal 2004, and the strengthening of foreign currencies against the US dollar.

•                  The increase in amortization expense was primarily due to compensation expense related to stock appreciation rights.

•                  During the third quarter the Company received $1.3 million in settlement of litigation with an insurance provider related to recovery of environmental expenses.

•                  The Company recorded a $1.0 million gain on the sale of investment.  The securities were received as a reversion from a pension plan terminated in 1997.

•                  The effective tax rate of 35% was consistent with the prior year.

•                  Earnings per share for the quarter ended October 31, 2004, excluding the effects of the gain on sale of marketable securities and the environmental insurance recovery, is calculated as follows (in thousands, except per share amounts, and net of tax):

		Earnings Per Share
Net income	$8,691	$0.68
Gain on sale of investment	(674)	(0.05)
Insurance litigation recovery	(840)	(0.07)
Environmental expense	100	0.01
	$7,277	$0.57

Market Conditions

•                  FY05 third quarter shipments in the North American lift truck market were up 16% over the third quarter of FY04 and up 12% for the first nine months of FY 05 as compared to the same period in FY04.  Lift truck order rates year-to-date were up 24% over the comparable period in the prior year. With the current industry backlog, lift truck shipments should remain strong at least through the next quarter.   Although lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for Cascade’s products.

•                  FY05 third quarter shipments in the European lift truck market were up 12% over the third quarter of FY04 and up 13% for the first nine months of FY05 as compared to the first nine months of FY04.  Orders were up 11% year-to-date over the prior year. We are cautiously optimistic about the European lift truck market for the balance of the year.

•                  FY05 third quarter shipments in the Asia-Pacific lift truck market were up 13% as compared to the third quarter of FY04 and up 19% for the first nine months of FY05 as compared to the same period in FY04.  For the first nine months of FY05 order rates were up 20% over the prior year. We continue to see strength in the Asia-Pacific region as a whole and in the Chinese market in particular.

•                  The Company has continued to experience increases in steel costs for many of the steel grades used in our products.  We have aggressively worked to mitigate these increases through a variety of means.   We will continue to actively monitor steel prices in the coming months.

North America Summary

Quarter ended October 31,	2004	2003	% Change
Net sales	$53,898	$44,168	22.0%
Gross profit	20,898	16,648	25.5%
%	38.8%	37.7%
SG&A	10,194	9,662	5.5%
Amortization	550	59	—
Insurance litigation recovery	(1,300)	—	—
Environmental expense	155	—	—
Operating income	$11,299	$6,927	63.1%

•                  Revenue growth reflected the strong North American lift truck market in the third quarter of FY05, which resulted in increased third quarter shipments.  Revenues were also favorably impacted by the current US$/Euro exchange rate, which reduced European imports into the North American market. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$9.4	21.3%
Foreign currency changes	0.3	0.7%
Total	$9.7	22.0%

•                  The increase in gross profit percentage was a result of higher volumes in all North American factories resulting in better fixed cost absorption.  In addition, pricing adjustments have covered increases in material costs to date.

•                  Increased SG&A expense was primarily attributable to implementation of Sarbanes-Oxley requirements and increased R&D expense.

•                  The increase in amortization expense was primarily due to compensation expense related to stock appreciation rights.

•                  The Company received a settlement of $1.3 million from an insurance company related to the recovery of expenses incurred in prior years related to environmental matters.

Europe Summary

Quarter ended October 31,	2004	2003	% Change
Net sales	$27,614	$19,442	42.0%
Gross profit	5,135	3,957	29.8%
%	18.6%	20.4%
SG&A	5,496	4,383	25.4%
Amortization	126	51	—
Operating loss	$(487)	$(477)	2.1%

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$3.9	20.1%
Acquisitions	2.2	11.1%
Foreign currency changes	2.1	10.8%
Total	$8.2	42.0%

•                  Gross margins declined primarily due to higher steel costs.

•                  The increase in SG&A was due to higher warranty costs and the effects of both foreign exchange and additional SG&A attributable to Roncari Srl, an acquisition made late in the third quarter of FY04.

•                  The Company completed the acquisition of the assets of Falkenroth Foerdertechnik, GmbH on October 14, 2004 for approximately $6.6 million, net of assumed liabilities.  The impact of this acquisition on the Company’s results of operations for the third quarter of fiscal 2005 was not material.

Asia Pacific Summary

Quarter ended October 31,	2004	2003	% Change
Net sales	$14,830	$12,162	21.9%
Gross profit	4,851	4,219	15.0%
%	32.7%	34.7%
SG&A	1,941	1,761	10.2%
Amortization	6	7	(14.3)%
Operating income	$2,904	$2,451	18.5%

•                  The sales increase in the Asia-Pacific region is primarily related to increased shipments of fork products from the Company’s Hebei, China facility.  Sales from Hebei increased $1.7 million in the third quarter of fiscal 2005 after completion of a plant expansion, which became fully operational in the second quarter of fiscal 2005.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$2.2	17.9%
Foreign currency changes	0.5	4.0%
Total	$2.7	21.9%

•                  Gross margins declined due to higher sales of lower margin OEM products.

•                  The increase in SG&A was due to the effect of strengthening foreign currencies and expansion of sales and service support capabilities in the Chinese market.

Dividend

•                  On December 3, 2004, the Company’s Board of Directors declared a quarterly dividend of $.12 per share, payable on January 14, 2005 to shareholders of record as of December 31, 2004.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, December 9, 2004 at 2:00 pm PST.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-0204, International callers can access the call by dialing (303) 262-2130.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 11016180#, or internationally, by dialing (303) 590-3000.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2004	2003	2004	2003

Net sales	$96,342	$75,772	$282,246	$220,338
Cost of goods sold	65,458	50,948	190,635	147,817
Gross profit	30,884	24,824	91,611	72,521

Selling and administrative expenses	17,631	15,806	53,275	45,575
Amortization	682	117	1,330	313
Insurance litigation recovery	(1,300)	—	(1,300)	—
Environmental expense	155	—	155	—

Operating income	13,716	8,901	38,151	26,633
Interest expense	934	1,165	2,758	3,496
Interest income	(144)	(234)	(364)	(779)
Other (income) expense	516	126	574	(273)
Gain on sale of investment	(1,044)	—	(1,044)	—

Income before provision for income taxes	13,454	7,844	36,227	24,189
Provision for income taxes	4,763	2,752	12,824	7,982
Net income	8,691	5,092	23,403	16,207
Dividends paid on preferred shares of subsidiary	—	—	—	(30)
Net income applicable to common shareholders	$8,691	$5,092	$23,403	$16,177

Basic earnings per share	$0.71	$0.42	$1.93	$1.36
Diluted earnings per share	$0.68	$0.41	$1.84	$1.31

Basic weighted average shares outstanding	12,195	12,054	12,149	11,882
Diluted weighted average shares outstanding	12,799	12,534	12,705	12,335

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	October 31 2004	January 31 2004
ASSETS
Current assets:
Cash and cash equivalents	$34,983	$25,584
Marketable securities	7,342	6,002
Accounts receivable, less allowance for doubtful accounts of $1,889 and $2,023	68,955	57,871
Inventories	41,661	36,353
Deferred income taxes	3,020	2,542
Income taxes receivable	—	142
Prepaid expenses and other	5,485	4,626
Total current assets	161,446	133,120
Property, plant and equipment, net	81,608	75,244
Goodwill	74,568	68,915
Deferred income taxes	9,663	9,703
Other assets	5,099	5,837
Total assets	$332,384	$292,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,039	$2,805
Current portion of long-term debt	12,858	13,018
Accounts payable	21,047	17,904
Accrued payroll and payroll taxes	6,821	6,815
Accrued environmental expenses	794	847
Other accrued expenses	18,547	10,011
Total current liabilities	62,106	51,400
Long-term debt	37,932	38,111
Accrued environmental expenses	8,144	8,551
Deferred income taxes	2,458	1,441
Other liabilities	10,430	9,628
Total liabilities	121,070	109,131

Commitments and contingencies (Note 7)
Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,201 and 12,102 shares issued and outstanding	6,100	6,051
Additional paid-in capital	16,599	11,111
Unamortized deferred compensation	(3,012)	—
Retained earnings	184,886	165,495
Accumulated other comprehensive income	6,741	1,031

Total shareholders’ equity	211,314	183,688
Total liabilities and shareholders’ equity	$332,384	$292,819

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited – in thousands)

	For the Nine Months Ended October 31
	2004	2003
Cash flows from operating activities:
Net income	$23,403	$16,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,672	9,202
Amortization of deferred compensation	861	—
Deferred income taxes	(331)	736
Gain on disposition of assets	(76)	(71)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,212)	(10,044)
Inventories	(3,704)	622
Prepaid expenses and other	(859)	108
Accounts payable and accrued expenses	3,149	988
Current income taxes payable and receivable	3,957	3,954
Other liabilities	2,922	2,814
Net cash provided by operating activities	28,782	24,516

Cash flows from investing activities:
Capital expenditures	(9,710)	(8,835)
Purchase of marketable securities, net	(2,384)	(17,228)
Proceeds from sale of investment	1,044	—
Business acquisitions	(4,710)	(11,173)
Proceeds from sale of assets	275	819
Other assets	269	(377)
Proceeds from notes receivable	—	9,556

Net cash used in investing activities	(15,216)	(27,238)

Cash flows from financing activities:
Cash dividends paid	(4,012)	(3,606)
Payments on long-term debt and capital leases	(338)	(63)
Notes payable to banks, net	(766)	(130)
Common stock issued under stock option plan	1,306	1,094
Net cash used in financing activities	(3,810)	(2,705)

Effect of exchange rate changes	(357)	1,499
Change in cash and cash equivalents	9,399	(3,928)
Cash and cash equivalents at beginning of period	25,584	29,501
Cash and cash equivalents at end of period	$34,983	$25,573